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                                                                    EXHIBIT 3.20

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                              STYROCHEM U.S., LTD.

     THIS AGREEMENT OF LIMITED PARTNERSHIP of StyroChem U.S., Ltd. (the "Agreement") dated as of January 14, 1999 (the "Effective Date"), is entered into by and between StyroChem GP, L.L.C., a Delaware limited liability company, as general partner ("General Partner"), and StyroChem LP, L.L.C., a California corporation, as limited partner ("Limited Partner").

                                   WITNESSETH

     WHEREAS, pursuant to Article 5.17 of the Texas Business Corporation Act, StyroChem U.S., Inc., a Texas corporation, converted to a Texas Limited partnership in accordance with the provisions of such statute (the "Conversion") and whereas the General Partner and the Limited Partner were the shareholders of StyroChem U.S., Inc. immediately before the Conversion;

     WHEREAS, to formalize and validate the Conversion, the General Partner and the Limited Partner wish to form a limited partnership pursuant to the Texas Limited Partnership Act, as amended from time to time, by filing a Certificate of Limited Partnership with the office of the Secretary of State of the State of Texas and entering into this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1 Definitions. The following terms used in this Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:

     "Act" means The Texas Revised Limited Partnership Act, Tex. Rev. Civ. Stat. Ann. Art. 6132a-1 as it may be amended from time to time, and any successor act.

     "Adjusted Capital Account Deficit" means, with respect to any Limited Partner, the deficit balance, if any, in such Limited Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

          (a) Credit to such Capital Account by any amounts which such Limited Partner is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore under Treas. Reg.(S)1.704-2(g)(1) and (S) 1.704-2(i)(5); and

          (b) Debit to such Capital Account the items described in Treas. Reg. (S) 1.704-1(b)(2)(ii)(d)(4), (S) 1.704-1(b)(2)(ii)(d)(5)
and (S) 1.704-1(b)(2)(ii)(d)(6).

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The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treas. Reg. (S) 1.704-1(b)(2)(ii)(d) (relating to the "alternate test for economic effect") and shall be interpreted consistently therewith.

     "Affiliate" or "Affiliates" means as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls is controlled by, or is under common control with, such Person or any subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

     "Capital Account" means, with respect to a Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

          (a) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Profits, any items in the nature of income or gain which are specially or curatively allocated pursuant to Section 5.2 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset of the Partnership distributed to such Partner.

          (b) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership asset distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses, any items in the nature of expenses or losses which are specially or curatively allocated pursuant to Section 5.2 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

          (c) In the event all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

          (d) In determining the amount of any liability for purposes of this definition of Capital Account, there shall be taken into account Code (S) 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treas.
Reg. (S)(S) 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations.

     "Capital Contributions" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property contributed to the Partnership with respect to the Partnership Interest held by such Partner.

     "Certificate of Limited Partnership" means the Certificate of Limited Partnership of StyroChem U.S., Ltd. filed with the Secretary of State of the State of Texas, as it may be amended and/or restated from time to time.

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     "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

     "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

     "Effective Date" shall have the meaning set forth in the introduction to this Agreement.

     "General Partner" or "General Partners" means StyroChem GP, L.L.C., a Delaware limited liability company, or any additional Persons admitted to the Partnership as a general partner of the Partnership as herein provided, but shall not include any Person who has ceased to be a general partner in the Partnership in accordance with this Agreement and the Act.

     "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner;

          (b) The Gross Asset Values of all Partnership Assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution, (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for a Partnership Interest; and (iii) the liquidation of the Partnership within the meaning of Treas. Reg. (S) 1.704-1(b)(2)(ii)(g) (relating to when a liquidation of a partnership occurs); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the General Partner, in its sole discretion, determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

          (c) The Gross Asset Value of any Partnership Asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution as determined by the General Partner; and

          (d) The Gross Asset Values of Partnership Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code (S) 734(b) or Code (S) 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. (S) 1.704-1(b)(2)(iv)(m) and the definition

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of Profits and Losses (and allocations pursuant to Section 5.2(g) hereof);
provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the General Partner determines that an adjustment pursuant to subparagraph (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

          If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     "Indemnitee" shall mean (i) the General Partner, (ii) any Person who is or was an Affiliate of the General Partner, (iii) any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner, the Partnership, or any such Affiliate, or (iv) any Person who is or was serving at the request of the General Partner, or any such Affiliate as a director, officer, employee, partner, agent or trustee of another Person.

     "Limited Partner" or Limited Partners" means StyroChem LP, L.L.C., a Delaware limited liability company, or any additional Person admitted to the Partnership as a limited partner of the Partnership as herein provided, but shall not include any Person who has ceased to be a limited partner in the Partnership in accordance with this Agreement and the Act.

     "Nonrecourse Deductions" shall have the meaning set forth in Treas. Reg. (S)(S) 1.704-2(b)(1) and 1.704-2(c).

     "Partner" or "Partners" means the General Partner and the Limited Partner and any other Person who after the date hereof executes a counterpart of this Agreement as a partner of the Partnership.

     "Partner Nonrecourse Debt" has the meaning set forth in Treas. Reg (S) 1.704-2(b)(4).

     "Partner Nonrecourse Debt Minimum Gain" means that amount determined in accordance with the principles of Treas. Reg. (S) 1.704-2(i)(3).

     "Partner Nonrecourse Deductions" shall have the meaning set forth in Treas. Reg. (S)(S) 1.704-2(i)(1) and 1.704-2 (i)(2).

     "Partnership" means StyroChem U.S., Ltd., a Texas limited partnership.

     "Partnership Assets" means all real and personal property owned by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

     "Partnership Interest" means, with respect to any Partner, its interest in the Partnership, including the right to receive distributions of Partnership assets and the right to receive allocations of income, gain, loss, deduction or credit of the Partnership.

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     "Partnership Minimum Gain" shall have the meaning set forth in Treas.
Reg. (S)(S) 1.704-2(b)(2) and 1.704-2(d).

     "Partnership Percentage" means the Partnership Interest stated as a percentage for each Partner as set forth in Section 4.1.

     "Person" means in individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

     "Profits" and "Losses" means, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period determined in accordance with Code (S) 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code (S) 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses shall be added to such taxable income or loss;

          (b) Any expenditures of the Partnership described in Code (S) 705(a)(2)(B) or treated as Code (S) 705(a)(2)(B) expenditures pursuant to Treas. Reg. (S) 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses, shall be subtracted from such taxable income or loss;

          (c) In the event the Gross Asset Value of any Partnership Asset is adjusted as required by the terms of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

          (d) Gain or loss resulting from any disposition of Partnership Assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

          (e) In lieu of the depreciation, amortization, and other coast recovery deductions taken into account in computing such taxable income or loss of the Partnership, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation herein;

          (f) To the extent an adjustment to the adjusted tax basis of any Partnership Asset pursuant to Code (S) 734(b) is required pursuant to Treas. Reg. (S) 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's Partnership Interest, the amount of such adjustment shall be treated as

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an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

          (g) Notwithstanding any other provisions of this definition, any items which are specially or curatively allocated pursuant to Section 5.2 hereof shall not be taken into account in computing Profits or Losses.

     "Regulatory Allocations" shall have the meaning set forth in Section 5.2 hereof.

     "Service" means the Internal Revenue Service of the United States of
America.

     "Transfer" means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance, or an agreement to accomplish any of the foregoing.

     "Treasury Regulations" (or "Treas. Reg." or "Regulation") means the Federal income tax regulations (including proposed and temporary) promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meanings indicated therein.

                                   ARTICLE II
                        FORMATION OF LIMITED PARTNERSHIP

     2.1 Formation. Upon the first proper filing of the Certificate of Limited Partnership, the Persons executing this Agreement as of the date hereof, hereby form the Partnership pursuant to the Act, upon the terms and conditions set forth herein.

     2.2 Name. The name of the Partnership shall be StyroChem U.S., Ltd., and all Partnership business shall be conducted in that name or such other name or names that comply with applicable law as the General Partner may designate from time to time.

     2.3 Registered Office: Principal Office and Registered Agent. The address of the initial registered office of the Partnership shall be 3607 North Sylvania Avenue, Fort Worth, Texas 76111. The principal office of the Partnership shall be 3607 North Sylvania Avenue, Fort Worth, Texas 76111 or such other place as the General Partner may from time to time designate.

     2.4 Term of Partnership. The Partnership's existence shall commence on the effective date of the initial filing of the Certificate of Limited Partnership as required under the Act and shall continue until the Partnership terminates pursuant to Section 12.3 hereof following dissolution.

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     2.5 Purpose. The permitted activities of the Partnership include any business which may be lawfully conducted by a limited partnership organized pursuant to the Act.

     2.6 Foreign Qualification. Prior to conducting business in any jurisdiction other than Texas, the General Partner shall cause the Partnership to comply, to the extent such matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in such jurisdiction. Upon the request of the General Partner, each Partner shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to form, qualify, continue, and terminate the Partnership as a limited partnership under the laws of the State of Texas and to qualify, continue, and terminate the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in all other jurisdictions in which the Partnership may conduct business.

     2.7 Merger, Exchange or Conversion. The Partnership may effect or participate in a merger or exchange, as such terms are used in Section 2.11 of the Act, or in a conversion, as such term is used in Section 2.15 of the Act, or enters into an agreement to participate in a merger, exchange or conversion, with the consent of the General Partner.

     2.8 Addresses of Partners. The name and business address of each Partner is as listed below, and each such Person is admitted to the Partnership as a general partner or a limited partner, as the case may be, at the time the partnership" existence begins under Section 2.4.

                Partner                          Address
                -------                          -------

          StyroChem GP, L.L.C.          3 Radnor Corporate Center
                                        Suite 300
                                        Radnor, PA  19087

          StyroChem LP, L.L.C.          3 Radnor Corporate Center
                                        Suite 300
                                        Radnor, PA  19087

                                   ARTICLE III
                            DISPOSITIONS OF INTERESTS

     3.1 General Prohibition. Neither a Partner nor any assignee of a Partner shall make or suffer any Transfer of all or any part of its Partnership Interest, whether now owned or hereafter acquired, except in accordance with the terms of this Agreement and any purported Transfer not made in compliance with this Agreement shall be void and of no force and effect.

     3.2 Transfer by General Partner. The General Partner may make or suffer any Transfer of al or any part of its Partnership Interest, whether now owned or hereafter acquired, without the prior written consent of the Limited Partners.

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     3.3 Transfer by Limited Partners. No Limited Partner shall make or suffer any Transfer of all or any part of its Partnership Interest, whether now owned or hereafter acquired, without the prior written consent of the General Partner.

     3.4 Securities Law Compliance. The Partnership Interests have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the state securities laws of Texas or any other state. Without such registration, no Limited Partner may effect or suffer a Transfer of all or any part of its Partnership Interest without delivery to the General Partner of an opinion of counsel satisfactory to the General Partner that such registration is not required for such transfer and/or submission to the General Partner of such other evidence as may be reasonably satisfactory to the General Partner to the effect that any transfer will not be in violation of the Securities Act of 1933, as amended, applicable state securities laws, or any rule or regulation promulgated thereunder. All costs incurred by the Partnership in connection with any Transfer or admission of a Person to the Partnership shall be borne and paid by the Partner effecting such Transfer and any Person admitted to the Partnership in connection therewith within ten (10) days after the receipt by such Partner and Person of the Partnership's invoice for the amount due.

     3.5 Substituted Partners. Unless otherwise provided in this Agreement, an assignee of a Partner may become a substituted partner only with the consent of the General Partner and compliance with any other requirements of the Act (other than any that require a different consent of Partners).

     3.6 Additional Partners. Additional Persons may be admitted to the Partnership as General Partners of Limited Partners and additional interests in the Partnership created and issued to those Persons and to existing Partners at the direction of the General partner on such terms and conditions as the General Partner may determine at the time of admission. Such admission or issuance shall specify the Partnership Percentages applicable to new interests in the Partnership and may provide for the creation of different classes or groups of Limited Partners or General Partners and having different rights, powers, and duties. The creation of any new class or group shall be reflected in an amendment hereto indicating such different rights, powers, and duties, and such amendment need be executed only by the General Partner. Any such admission must also comply with the provisions of Section 3.4 and shall not be effective until such new Partner has executed and delivered to the General Partner a document including such new partner's notice address, its agreement to be bound by this Agreement, and an agreement to perform and discharge timely all of its obligations and liabilities hereunder. Additionally, such new Partner shall be liable for all costs incurred by the Partnership in connection with the admission of such new Partner to the Partnership and shall pay such costs within ten (10) days after its receipt of the Partnership's invoice therefor.

                                   ARTICLE IV
                             CAPITAL CONTRIBUTIONS

     4.1 Initial Capital Contributions.

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          All capital contributions were made prior to the corporation's conversion to limited partnership. No further contributions shall be required.

              Partner                    Partnership Percentage
              -------                    ----------------------

          General Partner                           1%

          Limited Partner                          99%

     4.2 Additional Capital Contributions of the Partners. No Partner shall be required to make any Capital Contributions to the Partnership beyond those described in this Agreement or otherwise agreed to in writing by the Partner from whom such additional Capital Contribution is sought.

     4.3 Capital Accounts. A separate Capital Account shall be established and maintained by the Partnership for each Partner in the manner described in the definition of the term "Capital Account" in Article I hereof.

     4.4 Loans by Partners. Except as otherwise provided for in this Agreement, neither the General Partner nor the Limited Partners shall be required to make loans to the Partnership. Loans may be made, however, with the consent of the General Partner, by any Partner to the Partnership and such loans shall not be considered Capital Contributions. To the extent loans are made by any Partner to the Partnership, they shall be made on terms, as to interest rates and other finance charges as are comparable to amounts that are charged by unrelated banks and other financial institutions on comparable loans for the same purpose.

     4.5 Return of Contributions. No Partner shall be entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or any Capital Contribution made by it. No unrepaid Capital Contribution shall be deemed or considered to be a liability of the Partnership or of any Partner. No Partner shall be required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return any Partner's Capital Contributions to the Partnership.

     4.6 Personal Liability. No Limited Partner shall have any personal liability whatever, whether to the Partnership, to any of the Partners or to the creditors of the Partnership, for the debts of the Partnership or any of its losses except for (i) the aggregate amount of its Capital Contributions actually made and (ii) as may be provided in the Act. In no event will any Limited Partner (or any successor in interest of a Limited Partner, as such) be required to make any capital or other contribution to the Partnership upon or following dissolution thereof solely by reason that there is a deficit balance in the Capital Account of such Limited Partner (or successor in interest).

                                   ARTICLE V
                         ALLOCATIONS AND DISTRIBUTIONS

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     5.1 Profits and Losses. After giving effect to the special and curative allocations set forth in Section 5.2 hereof, Profits and Losses for any fiscal year shall be allocated to the Partners based on their respective Partners based on their respective Partnership Percentages.

     5.2 Special Allocations. This Agreement shall incorporate the following provisions and the following allocations shall be made in the following order:

          (a) Minimum Gain Chargeback. Except as otherwise provided in Treas. Reg. (S) 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Partnership Minimum Gain during any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Treas. Reg. (S) 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Reg. (S)(S) 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in Treas. Reg. (S) 1.704-2(f) and shall be interpreted consistently therewith.

          (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Treas. Reg. (S) 1.704-2(i)(4), notwithstanding any other provision of this
Article V, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treas.
Reg. (S) 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain, determined in accordance with Treas. Reg. (S) 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treas.
Reg. (S)(S) 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in Treas.
Reg. (S) 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (c) Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. (S)(S) 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 5.2(c) shall be made only if and to the extent that such Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(c) were not in the Agreement.

          (d) Gross Income Allocation. In the event any Limited Partner has a deficit Capital Account at the end of any fiscal year which is in excess of the amount such Limited Partner is obligated to restore pursuant to any provision of this Agreement or deemed obligated

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to restore pursuant to the penultimate sentences of Treas. Reg. (S)(S)
1.704-2(g)(1) and 1.704-2(i)(5), each such amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(d) shall be made only if and to the extent that such Limited Partner would have a deficit Capital Account after all other allocations provided for in this Article V have been made as if Section 5.2(c) hereof and this Section 5.2(d) were not in the Agreement.

          (e) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year shall be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treas.
Reg. (S) 1.704-2(i)(1).

          (f) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be allocated to the Partners in accordance with their Partnership Percentages.

          (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership Asset pursuant to Code (S) 734(b) or Code
(S) 743(b) is required pursuant to Treas. Reg. (S) 1.704-1(b)(2)(iv)(m)(2) or Treas. Reg. (S) 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its Partnership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Treas. Reg. (S) 1.704.1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Treas. Reg. (S) 1.704-1(b)(2)(iv)(m)(4) applies.

          (h) Curative Allocations. The allocations set forth above in Sections 5.2(a) through (g) (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this
Section 5.2(h). Therefore, notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Article V without regard to the Regulatory Allocations.

     5.3 Other Allocation Rules.

          (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code (S) 706 and the Treasury Regulations thereunder.

          (b) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for such year.

          (c) The Partners are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Partnership income and loss for income tax purposes.

     5.4 Tax Allocations: Code (S) 704(c).

          (a) In accordance with Code (S) 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

          (b) In the event the Gross Asset Value of any Partnership asset is adjusted as required by the definition of "Gross Asset Value" as contained in this Agreement, subsequent allocations on income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code (S) 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner.

          (c) Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

     5.5 Distributions. The General Partner shall have the authority to cause the Partnership to distribute cash or other property to the Partners. Distributions of cash, when made, shall be made among the Partners in such amounts that would cause the total distributions for such taxable year to be made in accordance with the Partners' Partnership Percentages.

     5.6 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Partners shall be treated as distributed to the Partners pursuant to this Article V for all purposes under this Agreement. The General Partner shall allocate such amounts among the Partners in a manner that is consistent with this Article V and applicable law.

                                   ARTICLE VI
                            MANAGEMENT AND OPERATION

     6.1 Management of Partnership Affairs. Except as is otherwise provided in this Agreement or by non-waivable provisions of applicable law, the General Partner shall have full,

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

complete, and exclusive authority to manage and control the business, affairs, and properties of the Partnership, to make all decisions regarding the same, and to perform any and all other acts or activities customary or incident to the management of the Partnership's business. Except as is otherwise provided for in this Agreement or the Act, the Limited Partners shall not participate in the control of the business affairs of the Partnership, transact any business on behalf of the Partnership, or have any power or authority to bind or obligate the Partnership.

     6.2 Reliance on Authority. In its dealings with the Partnership, a third party may rely on the authority of the General Partner to bind the Partnership without reviewing the provisions of this Agreement or confirming compliance with the provisions of this Agreement.

     6.3 Compensation to General Partner. Except as expressly provided in this
Article VI, the General Partner shall receive no compensation from the Partnership for services rendered in its capacity as General Partner of the Partnership.

     6.4 Expenses in Connection with Organization of the Partnership. The Partnership shall be responsible for all out-of-pocket fees, costs and expenses actually incurred by the General Partner and its Affiliates in connection with:
(a) the organization of the Partnership; (b) the qualification of the Partnership to do business in any state in which the General Partner determines that such qualification is advisable; (c) the legal (including tax advice) and accounting fees and disbursements of the Partnership; and (d) other out-of-pocket expenses of similar nature incurred by the General Partner or its Affiliates in connection with such activities.

     6.5 Reimbursement of Expenses. The General Partner shall be entitled to reimbursement by the Partnership from time-to-time for all out-of-pocket expenses which are incurred by the General Partner in connection with the business and affairs of the Partnership including, but not limited to any organizational fees, legal, accounting, printing, appraisal and similar reasonable general and administrative overhead expenses incurred by the General Partner (including, but not limited to, expenses for the compensation of the management and any employees of the General Partner).

     6.6 Nature of Relationship. Except as is otherwise provided in this Agreement, the General Partner shall perform its duties with respect to the Partnership in good faith and in the best interests of the Partnership and shall devote such time and effort to the Partnership business and operations as is reasonably necessary to manage the affairs of the Partnership prudently. The General Partner is liable for acts, errors, or omissions in performing its duties with respect to the Partnership only if such performance is conducted in bad faith or with gross negligence. THE GENERAL PARTNER IS NOT LIABLE FOR ACTS, ERRORS, OR OMISSIONS IN PERFORMING ITS DUETIES WITH RESPECT TO THE PARTNERSHIP FOR ANY OTHER REASON, INCLUDING THE GENERAL PARTNER'S SOLE, PARTIAL, OR CONCURRENT NEGLIGENCE.

     6.7 Indemnification. To the fullest extent permitted by law, and subject to the procedures in Article 11 of the Act, on request by the Person indemnified the Partnership shall indemnify each General Partner and its Affiliates and their respective officers, directors, partners, employees, and agents and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, fees and disbursements of counsel) any of them may incur as a General Partner in the Partnership or in performing the obligations of the General Partner with respect to the Partnership, SPECIFICALLY INCLUDING THE INDEMNIFIED PERSON'S SOLE, PARTIAL, OR CONCURRENT NEGLIGENCE, but excluding any such items incurred as a result of something for which the General Partner is liable under Section 6.6, and on request by the Person indemnified the Partnership shall advance expenses associated with the defense of any related action.

     6.8 Power of Attorney. Each Partner hereby appoints the General Partner as such Partner's true and lawful attorney-in-fact for the purpose of executing, swearing to, acknowledging, and delivering all certificates, documents, and other instruments as may be necessary, appropriate, or advisable in the judgment of the General Partner in furtherance of the business of the Partnership or complying with applicable law, including, without limitation, filings of the type described in Section 2.6. Such power shall be irrevocable and is coupled with an interest. Upon request by the General Partner, any Partner shall confirm its grant of such power of attorney or any use thereof by the General Partner or shall execute, swear to, acknowledge, and deliver any such certificate, document, or other instrument.

     6.9 Other Activities. Neither this Agreement nor the relationship created hereby shall preclude or limit, in any respect, the right of the Partners to engage, directly or indirectly, through participation, investment, or otherwise, in any opportunity or business of any type, including those that may be the same as or similar to the Partnership or its business, those that compete with the Partnership, and those in which the Partnership has invested. The Partners shall not have any obligation to offer to the Partnership or any other Partner the right to participate in any such activity. Neither the Partnership nor any Partner shall have any right, by virtue of this Agreement or the relationship created by this Agreement, with respect to any such activity.

                                  ARTICLE VII
                            RIGHTS OF OTHER PARTNERS

     7.1 Information. In addition to the other rights specifically set forth herein, each Partner shall have access to all information to which such Partner is entitled to have access pursuant to Section 1.07 of the Act under the circumstances and subject to the conditions therein stated.

     7.2 Limitation. No Limited Partner shall have the authority or power in its capacity as such to act for or on behalf of the Partnership or any other Partner, to do any act that would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership.

     7.3 Meetings. From time to time, the General Partner, on thirty (30) days prior notice to each Partner, may call a meeting of the Partnership and apprise the Partners generally of the business and affairs of the Partnership since the latest meeting. The notice of each such meeting of the Partnership shall specify the location and time of the meeting and state the business to be transacted at the meeting. The Partners may make recommendations to or otherwise advise and consult with the General Partner regarding the business and affairs of the Partnership, but nothing in this sentence shall be construed to authorize the Limited Partners to engage in any action prohibited by Section 7.2.

     7.4 Limited Liability. No Limited Partner shall be liable for the losses, debts, liabilities, contracts, or other obligations of the Partnership except to the extent required by law.

                                  ARTICLE VIII
                                      TAXES

     8.1 Tax Returns. The General Partner shall cause to be prepared and filed all necessary federal and state income tax returns for the Partnership. Each Partner shall furnish to the General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable such income tax returns to be prepared and filed.

     8.2 Tax Elections. The following elections shall be made on the appropriate returns of the Partnership:

     (a) to adopt the calendar year as the Partnership's fiscal year;

     (b) to adopt the accrual method of accounting;

     (c) to elect to be taxed as a corporation for federal income tax purposed under the provisions of Subchapter C and other related sections of the Code; and

     (d) any other election the General Partner may deem appropriate and in the best interests of the Partners.

                                   ARTICLE IX
                   BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

     9.1 Maintenance of Books. The books of account for the Partnership shall be maintained by the General Partner in the manner it may designate.

     9.2 Bank Accounts. The General Partner shall be responsible for maintaining the funds of the Partnership at such financial institutions an in the manner as it may designate.

                                   ARTICLE X
                 WITHDRAWAL AND REMOVAL OF THE GENERAL PARTNER;
             ADMISSION OF SUCCESSOR AND ADDITIONAL GENERAL PARTNER

     10.1 Voluntary Withdrawal. The General Partner does not have the right to withdraw from the Partnership as a general partner. The General Partner agrees that it will not voluntarily withdraw from the Partnership as a general partner within the meaning of Section 6.02(a) of the Act, and any such voluntary withdrawal shall be a violation of this Agreement. If the General Partner voluntarily withdraws from the Partnership in violation of this covenant, the withdrawal will not be effective until the 90th day following notice of the withdrawal to all other Partners or such later date as the notice may specify.

     10.2 Consequence of Wrongful Withdrawal. If a General Partner wrongfully withdraws from the Partnership, including but not limited to in violation of
Section 10.1, the Partnership may (i) recover damages from the withdrawing General Partner, including, without limitation, the reasonable cost of obtaining replacement of the services that the General Partner is obligated to perform,
(ii) pursue any other remedies available under applicable law, and/or (iii) effect the recovery of damages by offsetting those damages against the amount otherwise distributable to that General Partner.

     10.3 Conversion of Interest. Simultaneously with an event of withdrawal with respect to the General Partner (as defined under Section 4.02(a) of the Act), the former General Partner's Partnership Interest as a General Partner shall be automatically converted into that of a Limited Partner having a right to receive distributions from the Partnership and an obligation to make Capital Contributions to the Partnership equal to the right and obligation of the former General Partner as a General Partner immediately prior to its ceasing to be a General Partner and the former General Partner shall be automatically admitted to the Partnership as a new Limited Partner in respect of such Partnership Interest. Following an event of withdrawal with respect to the General Partner, the remaining Partners shall, by unanimous vote, select a new General Partner in accordance with Section 10.5 hereof. The new General Partner shall be admitted to the Partnership as a General Partner effective immediately prior to the existing General Partner ceasing to be a General Partner.

     10.4 Removal of the General Partner. The General Partner may be removed from the Partnership by a unanimous vote of all of the Limited Partners if (i) they, acting reasonable and in good faith, determine that (A) the General Partner or any of its officers, directors, agents, or employees is guilty of fraud, dishonesty, unethical business conduct, moral turpitude, or similar acts of misconduct that are likely to materially adversely affect the Partnership;
(B) the General Partner has failed or refused to perform in all materials respects the duties called for of it under this Agreement or otherwise to have breached any material agreement contained herein; or (C) any officer, director, agent, or employee of the General Partner has become mentally or physically incapacitated to such extent that the General Partner is or shall be unable to perform fully its duties under this Agreement for a period of more than eight weeks; or (ii) the General Partner has Transferred all of its rights as a General Partner, all of its Partnership Interest as a General Partner, or all of its management rights as a General Partner.

     10.5 New General Partner. Any action for removal is conditioned on a new General Partner, selected by the unanimous vote of all of the Limited Partners, being admitted to the Partnership immediately prior to the effective date of such removal. In connection with such admission, the new General Partner shall
(i) make or agree to make such Capital Contributions as all of the Limited Partners specify in exchange for a Partnership Interest entitling it to allocations of Profits and Losses and distributions as required by all of the Limited Partners and (ii) execute a written instrument pursuant to which it agrees to be bound by this Agreement, specifies its address for notice, and make such representations, warranties, and covenants as the Limited Partners specify. The new General Partner so selected shall be admitted to the Partnership as a

General Partner on such terms, and the removal of the old General Partner is effective only immediately subsequent to that admission.

                                   ARTICLE XI
                                  DISSOLUTION

     11.1 Dissolution. The Partnership shall dissolve and commence winding up upon the first to occur of any of the following unless the business of Partnership is continued under Section 11.2:

          (a)  an election to dissolve the Partnership by all of the Partners;

          (b)  an election to dissolve the Partnership by the General Partner;

          (c) an event of withdrawal of the General Partner under Section 4.02 of the Act; or

          (d) the entry of a decree of judicial dissolution under Section 8.02 of the Act.

The death, insanity, disability, bankruptcy, dissolution, or other event occurring with respect to any Limited Partner shall not dissolve the Partnership.

     11.2 Continuation. If an event described in Section 11.1(c) hereof occurs, the Partnership will not be dissolved and the business of the Partnership may be continued and no winding up shall be required if (a) there remains at least one General Partner and the remaining General Partner(s) continue to carry on the business of the Partnership, which such General Partner(s) are expressly permitted to do, or (b) within ninety (90) days after the occurrence, all remaining Partners agree in writing to continue the business of the Partnership and, to the extent that they desire or if there are no remaining General Partners, agree to the appointment, effective as of the date of the event described in Section 11.1(c) hereof, of one or more new General Partners.

     11.3 Effect of Dissolution. The dissolution shall be effective on the day on which the event giving rise to dissolution occurs, but the Partnership shall not terminate until the assets have been distributed in accordance with Article XII.

                                  ARTICLE XII
                  ALLOCATIONS AND DISTRIBUTIONS ON LIQUIDATION

     12.1 Liquidation and Termination. Upon dissolution of the Partnership, unless it is reconstituted and continued as provided in Section 11.2, the General Partner shall act as liquidator or may appoint one or more other Personal as liquidator; provided, however, that if the Partnership shall be dissolved on account of an event of the type described in Section 4.02 of the Act with respect to General Partner, the liquidator shall, to the extent permitted by the Act, be one or more Persons selected in writing by the Limited Partners. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distribution as provided herein.

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

The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership Assets with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:

          (a) As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by recognized firm of certified public accountants of the Partnership's assets, liabilities, and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as applicable;

          (b) The liquidator shall pay all of the debts and liabilities of the Partnership (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision therefore (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

          (c) All remaining Partnership Assets shall be distributed to the Partners as follows:

               (i) the liquidator may sell any or all Partnership Assets, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Partners in accordance with
          Article V and Section 4.3 hereof:

               (ii) with respect to all Partnership Assets that have not been sold, the fair market value of such property shall be determined and the Capital Accounts of the Partners shall be adjusted in accordance with Section 4.3 to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated under
          Article V and Section 4.3 among the Partners if there were a taxable disposition of such property for the fair market value of such property on the date of their distribution; and

               (iii) Partnership Assets shall be distributed among the Partners in accordance with the positive Capital Account balances of the Partners, as determined after taking into account all Capital Account adjustments for the taxable year of the Partnership during which the liquidation of the Partnership occurs (other than those made by reason of the clause (iii)); and such distributions shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, on or before the 90th day after the date of such liquidation).

All distributions in kind to the Partners shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Partnership shall have committed prior to the date of termination and such costs, expenses, and liabilities shall be allocated to such distributee pursuant to this Section 12.1. Subject to the provisions of Section 12.2, the distribution of cash and/or property to a Partner in accordance with the provisions of

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

this Section 12.1 shall constitute a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its interest in the Partnership and all the Partnership Assets and shall constitute a compromise to which all Partners have consented within the meaning of Section 5.02(d) of the Act. To the extent that a Partner shall return funds to the Partnership, it shall have no claim against any other Partner for the same.

     12.2 Compliance with Timing Requirements of Regulations. In the event the Partnership is "liquidated" within the meaning of Treas. Reg. (S) 1.704-1(b)(2)(ii)(g), (i) distributions shall be made pursuant to the Article XII to the Partners who have positive Capital Accounts in compliance with Treas. Reg. (S) 1.704-(b)(2)(ii)(b)(2), and (ii) if any General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all fiscal years, including the fiscal year during which liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero incompliance with Treas. Reg. (S) 1.704-1(b)(2)(ii)(b)(3). If any Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all fiscal years, including the fiscal year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

     12.3 Cancellation of Certificate. Upon completion of the distribution of Partnership Assets as provided herein, the Partnership shall be terminated, and the General Partner (or, if there shall be no General Partner, the Limited Partners) shall cause the cancellation of the Certificate of Limited Partnership and any other filings made pursuant to Section 2.6 and shall take such actions as may be necessary to terminate the Partnership.

                                  ARTICLE XIII
                                 MISCELLANEOUS

     13.1 Amendment of Modification. This Agreement may be amended or modified from time to time only by a written instrument executed by the General Partner.

     13.2 Notices. All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be personally delivered, or mailed, first class postage prepaid, or delivered by a nationally recognized courier service, charges prepaid, if to the Partnership to the address of the Partnership's registered office (as reflected on the records of the Secretary of State of the State of Texas) and if to a Partner, to the appropriate address set forth in Section 2.8 of this Agreement. Any such notice, when sent in accordance with the provisions of the preceding sentence, shall be deemed to have been given and received (a) on the day personally delivered, (b) on the third day following the date mailed, or (c) twenty-four hours after shipment by such courier service. A Partner may change its address by giving notice in writing to all other Partners in the manner set forth in this Section 13.2, stating the new address.

     13.3 Failure to Pursue Remedies. The failure of any party to seek redress for a violation, or to insist upon the strict performance, of any provision of this Agreement shall not

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

prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

     13.4 Section Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement of any provision hereof.

     13.5 Severability. Every provision of the Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the Agreement and the illegal or invalid provision shall be enforced to the maximum extent possible to still be legal and valid.

     13.6 Governing Law. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Texas.

     13.7 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or constitute a waiver of is right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the Partners may have by law, statute, ordinance, or otherwise.

     13.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the Partners had all signed the same document. All counterparts shall be construed together and shall constitute one instrument.

     13.9 Successors and Assigns. Each and every covenant, term, provision, and agreement herein contained shall be binding upon each of the Partners and their respective heirs, legal representatives, successors, and assigns and shall inure to the benefit of each of the Partners. Unless and until properly admitted as a Partner, no assignee shall have any rights of a Partner beyond those provided by the Act to assignees or otherwise as expressly provided herein to assignees.

     13.10 Construction, Sections, Exhibits, Etc. Whenever the context requires, the gender of all words used in the Agreement includes the masculine, feminine, and neuter. Each reference to a "Section" herein is, unless specifically indicated otherwise, a reference to a section of this Agreement. Each reference to an "Exhibit" herein is, unless specifically indicated otherwise, a reference to an exhibit attached hereto, all of which are made a part hereof for all purposes.

     13.11 Further Assurances. In connection with this Agreement and the transactions contemplated by it, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

     13.12 Waiver of Certain Rights. Each Partner irrevocably waives any right it may have to maintain an action for dissolution of the Partnership (other than pursuant to Article XI) or for partition of the property of the Partnership.

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

     13.13 Attorneys' Fees. If the Partnership or any Partner brings any legal action to enforce or interpret the provisions of the Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and expenses, in addition to any other relief to which such party may be entitled.

     13.14 Entire Agreement. This Agreement sets forth the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings, if any, related hereto.

     IN WITNESS WHEREOF, the Partners have executed this Agreement to be effective as of the Effective Date.

                                           GENERAL PARTNER:

                                           StyroChem GP, L.L.C.
                                           a Delaware limited liability company


                                           By: Radnor Chemical Corporation,
                                               its sole member


                                           By: /s/ Michael T. Kennedy
                                              ----------------------------------
                                               Michael T. Kennedy, President


                                           LIMITED PARTNER:

                                           StyroChem LP, L.L.C.
                                           a Delaware limited liability company


                                           By: Radnor Chemical Corporation,
                                               its sole member


                                           By: /s/ Michael T. Kennedy
                                              ----------------------------------
                                               Michael T. Kennedy, President

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